EXHIBIT 23.1

consent of independent certified public accountant

I hereby consent to the use in this Registration Statement of VendingData Corporation on Form SB–2 of my report dated March 14, 2003, relating to the financial statements of VendingData Corporation as of December 31, 2002, appearing in the Prospectus, which is part of this Registration Statement.  I also consent to all references to my firm included in this Registration Statement on Form SB–2 and the reference to me under the heading “Experts” in such Prospectus.

/s/ JAMES E. SCHEIFLEY
James E. Scheifley, Certified Public Accountant

September 23, 2003

Dillon, Colorado